Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)
2121 — 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada
Tel: (306) 956-6200 Fax: (306) 956-6201
Cameco Reports Additional Document Filings
Saskatoon, Saskatchewan, Canada, February 16, 2011 . . . . . . . . . . . . .
Cameco (TSX: CCO; NYSE: CCJ) reported today that it filed its annual report on Form 40-F with the US Securities and Exchange Commission. The document includes Cameco’s audited annual financial statements for the year ended December 31, 2010, a reconciliation of those audited annual financial statements to US GAAP, its management’s discussion and analysis (MD&A), and its Canadian annual information form (AIF).
In addition, Cameco filed with Canadian securities regulatory authorities its AIF, its audited annual financial statements for the year ended December 31, 2010, a reconciliation of those audited annual financial statements to US GAAP, and its MD&A.
These documents are available on Cameco’s website (cameco.com).
Shareholders may obtain hard copies of these documents, including the financial statements, free of charge by contacting:
Cameco Investor Relations
2121-11th Street West
Saskatoon, SK S7M 1J3
Phone: (306) 956-6340
On April 5, 2011, Cameco plans to post on its website the management proxy circular that is being distributed to shareholders of record as of April 5, 2011 for its annual meeting of shareholders on May 17, 2011.
Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.
As used in this news release, “Cameco” or the “company” means Cameco Corporation, a Canadian corporation and its subsidiaries and affiliates unless stated otherwise.
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Investor inquiries:	Bob Lillie (306) 956-6639

Media inquiries:	Rob Gereghty (306) 956-6190